Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2024 FINANCIAL RESULTS

OAKLAND, MARYLAND— October 21, 2024: First United Corporation (the “Corporation, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and nine-month periods ended September 30, 2024. Consolidated net income was $5.8 million for the third quarter of 2024, or $0.89 per diluted share, compared to $4.5 million, or $0.67 per diluted share, for the third quarter of 2023 and $4.9 million, or $0.75 per diluted share, for the second quarter of 2024. Year-to-date income was $14.4 million, or $2.19 per diluted share, compared to $13.3 million, or $1.98 per diluted share, for both of the nine-month periods ended September 30, 2024 and 2023.

According to Carissa Rodeheaver, Chairman, President and CEO, “Earnings for the third quarter were marked by stable net interest income, non-interest income and expenses. Provision expense decreased as compared to prior quarters this year as we saw improvements in our asset quality contributing to our increased net income. We continue to remain disciplined in our pricing despite competitive pressure as we build our balance sheet for current earnings and protect our long-term profitability. Our team of dedicated associates worked diligently during the quarter to maintain, build and support high levels of production and to assist our customers with their financial needs in this volatile economic environment.”

Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.46% for the third quarter of 2024
•	Loan production was strong, with $52.1 million in commercial loan originations and $19.9 million in residential mortgage originations
•	Provision expense decreased in the third quarter due to continued strong asset quality and improvement in qualitative factors
•	Deposits increased slightly due to seasonal fluctuations in municipal deposit balances, partially offset by runoff of retail certificates of deposit due to competitive pricing
•	We repaid $15.0 million of higher cost brokered certificates of deposit
•	Non-interest income, including net gains, increased slightly due to increases in gains on sales of residential mortgages and wealth management income
•	Non-interest expense was stable for the quarter and continues to be a focus for management
•	We obtained $90.0 million in new FHLB borrowings at a weighted average interest rate of 3.89%. Portions of the proceeds from the borrowings were used to repay $41.4 million of principal and accrued interest of Bank Term Funding Program (“BTFP”) borrowings and $40.0 million in FHLB borrowings that matured in September 2024
•	We declared a cash dividend of $0.22 per common share in the third quarter, representing a 10% increase over the linked quarter

Income Statement Overview

On a GAAP basis, net income for the third quarter of 2024 was $5.8 million. This compares to $4.9 million for the second quarter of 2024 and $4.5 million for the third quarter of 2023.

	Q3 2024	Q2 2024	Q3 2023
Net Income, GAAP (millions)	$5.8	$4.9	$4.5
Basic and diluted net income per share, GAAP	$0.89	$0.75	$0.67

The $1.3 million increase in quarterly net income year over year was primarily driven by a $1.2 million increase in net interest income. The increase in net interest income was related to the $3.0 million increase in interest on loans due to new loans being booked at higher rates and the repricing of adjustable-rate loans. This increase was partially offset by the $0.9 million increase in interest paid on deposits due to continued competitive pricing pressures. An increase of $0.4 million in interest expense on short-term borrowings related to the BTFP was offset by the $0.5 million reduction in interest expense on long-term borrowings related to the repayment of $80.0 million of FHLB advances in the first nine months of 2024. Comparing the third quarter of 2024 to the same period in 2023, other activity was a $0.2 million increase in wealth management income due to improving market conditions and growth of new relationships and a decrease in operating expenses of $0.5 million driven by reductions in check fraud related expenses, occupancy and equipment, data processing, and marketing expenses, partially offset by increased salaries and benefits. The provision for income tax was up $0.6 million when comparing the two quarters due to increased net income before tax.

Compared to the linked quarter, net income increased by $0.9 million due primarily to a $0.9 million decrease in provision for credit losses during the third quarter. This decrease was driven by reduced net charge offs due to the $1.1 million charge off booked in the second quarter of 2024 and improvement in qualitative factors related to the reduction of non-accrual balances during the quarter, partially offset by strong loan growth during the third quarter. Net interest income and operating expenses were stable and operating income increased by $0.2 million compared to the linked quarter.

Year-to-date net income for the first nine months of 2024 was $14.4 million compared to $13.3 million for the same period in 2023. The increased net income was driven by a year-over-year increase of $1.6 million in net interest income driven by a $9.3 million increase in interest income primarily related to increased interest and fees on loans, partially offset by a $7.7 million increase in interest expense due to continued pricing pressure on deposits and our use of the BTFP. This increase was partially offset by a $1.2 million increase in provision for credit losses driven by net charge-offs of $1.1 million in the commercial and industrial portfolio related to one non-accrual credit where collateral was sold through a liquidation auction at depressed prices. Operating income increased $0.9 million, primarily as the result of increased wealth management income. Operating expenses decreased by $0.4 million and was driven by reductions in professional services, pension benefits expense, a $0.5 million reduction in check fraud expense, and other miscellaneous expenses partially offset by a $0.4 million increase in salaries and benefits.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.2 million for the third quarter of 2024 when compared to the third quarter of 2023. This increase was driven by a $2.0 million increase in interest income. Interest income on loans increased by $3.0 million due to the increase in average balances of $69.7 million and a 58 basis point increase in the overall yield on the loan portfolio as new loans were booked at higher rates as well as adjustable-rate loans repricing in correlation to the elevated rate environment. Investment income decreased by $0.3 million due to a decrease of $63.2 million in average balances related to the balance sheet restructuring of our investment portfolio in the fourth quarter of 2023 and the maturity of $37.5 million in U.S. Treasury bonds in the first four months of 2024. The overall yield on the investment portfolio increased by 14 basis points primarily driven by the increased rate on the trust preferred portfolio and the maturity and sale of lower rate investments. Average cash balances declined $42.0 million as cash from the investment portfolio and on balance sheet liquidity was shifted to fund higher yielding loans. Interest expense increased by $0.8 million year over year due to an increase of 9 basis points on interest paid on deposit accounts. The average deposit balances decreased by $7.4 million when compared to the third quarter of 2023 due primarily to the decrease of $13.1 million in retail time deposits, a $60.2 million decrease in brokered time deposits and a $32.3 million decrease in savings accounts, which was mostly offset by an increase of $96.6 million in money market accounts and a slight increase of $1.6 million in interest-bearing demand deposits.

Comparing the third quarter of 2024 to the second quarter of 2024, net interest income, on a non-GAAP, FTE basis, remained stable. Interest income increased by $0.1 million during the quarter. Interest income on loans increased by $0.8 million related to the overall increase of 9 basis points in yield and $18.2 million in average balances during the third quarter. This was partially offset by a $0.6 million decrease in interest income on cash balances related to a decreased yield of 88 basis points and decreased balances of $33.3 million during the quarter as cash was used to fund loan growth. Interest expense increased by $0.2 million, driven primarily by the $0.2 increase in deposit expense related to the increase in average balances of $21.6 million in money market accounts, which was partially offset by the $15.8 million decrease in average balances of brokered certificates of deposit related to the maturity and repayment of a $15.0 million brokered certificate of deposit (“CD”) in August 2024.

Comparing the nine months ended September 30, 2024 to the nine months ended September 30, 2023, net interest income, on a non-GAAP, FTE basis, increased by $1.2 million. Interest income increased by $8.9 million. Average loan balances increased by $98.3 million and the overall yield increased by 61 basis points in correlation with the elevated rate environment as new loans were booked at higher rates as well as the repricing of adjustable-rate loans. Interest expense on deposits increased by $6.5 million while the average deposit balances increased by $24.7 million, driven by increases of $77.7 million in money market balances and $13.7 million in retail time deposits, partially offset by decreases in savings balances of $44.1 million and brokered time deposits of $26.0 million. Interest expense on short-term borrowings increased by $1.3 million due to the Bank’s utilization of the BTFP program since January 2024. The increased interest expense resulted in an overall increase of 75 basis points on the cost of interest-bearing liabilities. The net interest margin for the nine months ended September 30, 2024 was 3.34% compared to 3.30% for the nine months ended September 30, 2023.

Non-Interest Income

Other operating income, including net gains, for the third quarter of 2024 increased by $0.2 million when compared to the same period of 2023. The increase was driven by an increase of $0.2 million in trust and brokerage income due to improving market conditions, increased annuity sales and growth in new and existing customer relationships. Gains on sales of mortgages declined slightly when comparing the third quarter of 2024 to the same period of 2023 primarily due to reduced activity in the elevated interest rate environment. Service charge income and debit card income remained stable.

On a linked quarter basis, other operating income, including net gains, increased by $0.2 million. This increase was primarily attributable to a $0.1 million increase in gains on sales of mortgage loans due to increased activity in the third quarter and a $0.1 million cash incentive received in connection with check fees collected.

Other operating income for the nine months ended September 30, 2024 increased by $0.9 million when compared to the same period of 2023. This increase was primarily due to the $1.0 million increase in trust and brokerage income due to improving market conditions, increased annuity sales and growth in new and existing customer relationships. Service charge and debit card income were both stable when comparing the first nine months of 2024 to the same period of 2023.

Non-Interest Expense

Non-interest expenses decreased by $0.5 million in the third quarter of 2024 when compared to the third quarter of 2023. The decrease was related to a $0.2 million decrease in occupancy, equipment and data processing expenses, a $0.3 million decrease in check fraud related expenses as well as decreases in other miscellaneous expenses such as marketing, contributions, net other real estate owned (“OREO”) expenses, and pension benefit expenses. These decreases were partially offset by a $0.2 million increase in salaries and benefits related to increased executive and employee incentive accruals, 401(k) plan expense and wellness costs offset by overall reduced salaries and wages.

Non-interest expense was stable when compared to the linked quarter. Decreases in salaries and benefits, data processing, FDIC assessments, marketing, debit card, schools and seminars, and investor relations expenses were offset by slight increases in professional services, occupancy, OREO expenses due to a gain booked in the second quarter of 2024, and contract labor.

For the nine months ended September 30, 2024, non-interest expenses decreased by $0.4 million when compared to the nine months ended September 30, 2023. The decrease was primarily attributable to a $0.5 million decrease in check fraud expenses and decreases in professional services, equipment, net OREO expense, line rentals, pension benefit expenses, and other miscellaneous expenses such as marketing, contributions, contract labor, and investor relations. These decreases were partially offset by increased occupancy, data processing expenses and salaries and benefits related to increased incentives, 401K expense, wellness expense and loan origination costs, offset by reductions in life and health insurance costs.

The effective income tax rates as a percentage of income for the nine months ended September 30, 2024 and September 30, 2023 were 24.6% and 23.6%, respectively.

Balance Sheet Overview

Total assets at September 30, 2024 were $1.9 billion, representing a $10.3 million increase since December 31, 2023. During the first nine months of 2024, cash and interest-bearing deposits in other banks increased by $12.6 million. The investment portfolio decreased by $44.3 million due to the maturities of $37.5 million of U.S. Treasury bonds during the year and normal principal amortization of our mortgage-backed securities (“MBS”) portfolio. Cash from the investment maturities was shifted to gross loans which increased by $41.2 million and other real estate OREO decreased by $1.6 million due to sales of properties. Pension assets increased by $5.1 million due to increased market values. Deferred tax assets decreased by $1.8 million due to the increased fair values of available for sale securities and pension assets compared to December 31, 2023.

Total liabilities at September 30, 2024 were $1.7 billion, representing a $1.8 million decrease since December 31, 2023. Total deposits decreased by $10.6 million when compared to December 31, 2023 related to decreases in savings deposits of $14.8 million, non-interest-bearing demand deposits of $8.2 million, retail time deposits of $23.7 million and the repayment of $30.0 million in brokered certificates of deposits, partially offset by increases in interest-bearing demand deposits of $31.6 million and money markets of $34.6 million. Short-term borrowings increased by $4.8 million since December 31, 2023, which were comprised of $29.0 million in overnight borrowings from the Federal Reserve offset by a shift of approximately $22.0 million in overnight investment sweep balances to FDIC insured accounts as a result of management’s strategy to release pledging of investment securities for municipalities to provide additional liquidity. Long-term borrowings increased by $10.0 million in the first nine months of 2024 when compared to December 31, 2023. Maturities of FHLB advances of $40.0 million in March and $40.0 million in September were fully repaid. During the third quarter and after the Fed announcement to reduce rates by 50 basis points, management made the strategic decision to reduce funding costs and borrowed $90.0 million in three new FHLB advances with maturities of 12 and 18-months and a weighted average rate of 3.89%. $41.1 million was utilized to prepay the principal and accrued interest of the BTFP borrowings at a rate of 4.87% that was scheduled to mature in January of 2025 and approximately $30.0 million was utilized to repay overnight borrowings related to the repayment of the September $40.0 million maturity. The remainder is currently held in overnight cash investments.

Total available for sale and held to maturity securities totaled $267.2 million at September 30, 2024, representing a $44.3 million decrease when compared to December 31, 2023. In the first nine months of 2024, $37.5 million in U.S. Treasury bonds matured and the proceeds were used to repay the $40.0 million maturing FHLB advance. Additionally, there were $2.7 million of maturities in our municipal portfolio and $5.7 million of other principal amortizations in our MBS portfolio year to date that were used for loan funding.

Outstanding loans of $1.4 billion at September 30, 2024 reflected growth of $24.9 million since June 30, 2024 and $41.2 million for the first nine months of 2024.

Loan Type (in millions)	Change since June 30, 2024	Change since December 31, 2023
Commercial	$19.1	$28.4
Residential Mortgages	$7.8	$19.3
Consumer	$(2.0)	$(6.5)
Gross Loans	$24.9	$41.2

Since December 31, 2023, commercial real estate loans increased by $9.1 million, acquisition and development loans increased by $15.8 million, commercial and industrial loans increased by $3.4 million, residential mortgage loans increased $19.3 million, and consumer loans decreased by $6.5 million.

New commercial loan production for the three months ended September 30, 2024 was approximately $52.1 million.  The pipeline of commercial loans at September 30, 2024 was $19.5 million. At September 30, 2024, unfunded, committed commercial construction loans totaled approximately $8.3 million. Commercial amortization and payoffs were approximately $92.8 million through September 30, 2024, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the third quarter of 2024 was approximately $19.9 million, with most of this production comprised of mortgages to be held on balance sheet.  The pipeline of in-house, portfolio loans as of September 30, 2024 was $12.8 million. The residential mortgage production level increased in the third quarter of 2024 due to the seasonality of this line of business, particularly construction lending. Unfunded commitments related to residential construction loans totaled $11.9 million at September 30, 2024.

Total deposits at September 30, 2024 decreased by $10.6 million when compared to December 31, 2023.

Deposit Type (in millions)	Change since June 30, 2024	Change since December 31, 2023
Non-Interest-Bearing	$(4.5)	$(8.2)
Interest-Bearing Demand	$9.4	$31.6
Savings and Money Market	$15.0	$19.8
Time Deposits	$(16.6)	$(53.7)
Total Deposits	$3.3	$(10.6)

Interest-bearing demand deposits increased by $31.6 million year-to-date, primarily related to the shift of approximately $22.0 million in overnight investment sweep balances into FDIC insured accounts due to management’s strategy to release pledging of investment securities for municipalities to provide additional liquidity as well as seasonal fluctuations in municipal deposit balances compared to December 2023. Money market accounts increased by $34.6 million due primarily to the expansion of current relationships and new relationships during the first nine months. Traditional savings accounts decreased by $14.8 million and time deposits decreased by $53.7 million. The decrease in time deposits was due to a decrease of $23.7 million in retail CDs related to maturities of a nine-month special CD promotion in 2023 and the maturity and repayment of $30.0 million in brokered CDs during the year. The Bank has worked closely with customers as these CDs mature to transition them to other deposit and wealth management products offered by the Bank.

Short-term borrowings increased by $4.8 million compared to December 31, 2023, which were comprised of $29.0 million in overnight borrowings from the Federal Reserve offset by a shift of approximately $22.0 million in overnight investment sweep balances into FDIC insured accounts due to management’s strategy to release pledging of investment securities for municipalities to provide additional liquidity. Long-term borrowings increased by $10.0 million in the first nine months of 2024 when compared to December 31, 2023. Maturities of FHLB advances of $40.0 million in March and $40.0 million in September were fully repaid. During the third quarter and after the Fed announcement to reduce rates by 50 basis points, management made the strategic decision to reduce funding costs and borrowed $90.0 million in three new FHLB advances with maturities of 12 and 18-months and a weighted average rate of 3.89%. $41.1 million was utilized to prepay the principal and accrued interest of the BTFP borrowing at a rate of 4.87% that was scheduled to mature in January of 2025 and approximately $30.0 million was utilized to repay overnight borrowings related to the repayment of the September $40.0 million maturity. The remainder is currently held in overnight cash investments.

The book value of the Corporation’s common stock was $26.90 per basic share at September 30, 2024 compared to $24.38 per share at December 31, 2023. At September 30, 2024, there were 6,468,625 of basic outstanding shares and 6,482,648 of diluted outstanding shares of common stock. During the first nine months of 2024, the Company purchased and retired 201,800 shares of First United Corporation stock as part of its previously announced stock repurchase plan at an average price of $19.99 per share. The increase in the book value at September 30, 2024 was due to the undistributed net income of $10.3 million for the first nine months of 2024.

Asset Quality

The allowance for credit losses (“ACL”) was $18.0 million at September 30, 2024 compared to $17.1 million recorded at September 30, 2023 and $17.5 million at December 31, 2023. The provision for credit losses was $0.3 million for the quarter ended September 30, 2024 compared to $0.3 million for the quarter ended September 30, 2023 and $1.2 million for the second quarter of 2024. The increased provision expense recorded year to date in 2024 was primarily related to $1.1 million in net charge-offs related to one non-accrual commercial loan relationship, partially offset by improving qualitative risk factors of our loan portfolio. Net charge-offs of $0.1 million were recorded for the quarter ended September 30, 2024 and September 30, 2023. The ratio of the ACL to loans outstanding was 1.24% at September 30, 2024, September 30, 2023 and December 31, 2023.

The ratio of year-to-date net charge offs to average loans was 0.18% for the nine-month period ended September 30, 2024, and 0.07% for the nine-month period ended September 30, 2023. The commercial and industrial portfolio had net charge offs of 0.53% for the nine-month period ended September 30, 2024 compared to a net charge offs of 0.07% for the nine-month period ended September 30, 2023. This shift was due primarily to charge offs of equipment loan balances on one non-accrual commercial relationship during 2024. The consumer portfolio had net charge offs of 2.04% for the nine-month period ended September 30, 2024 compared to net charge offs of 1.15% for the nine-month period ended September 30, 2023. The increase in net charge offs in consumer loans in 2024 was primarily driven by approximately $0.4 million in charge offs of overdrawn demand deposit balances during the first quarter of 2024 and student loan accounts in the second quarter. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
Loan Type	9/30/2024 (Charge Off) / Recovery	9/30/2023 (Charge Off) / Recovery
Commercial Real Estate	0.01%	(0.02)%
Acquisition & Development	0.08%	0.01%
Commercial & Industrial	(0.53)%	(0.07)%
Residential Mortgage	0.01%	0.00%
Consumer	(2.04)%	(1.15)%
Total Net (Charge Offs)/Recoveries	(0.18)%	(0.07)%

Non-accrual loans totaled $8.1 million at September 30, 2024 compared to $4.0 million at December 31, 2023. The increase in non-accrual balances at September 30, 2024 was related to two commercial and industrial loan relationships totaling $12.1 million that were moved to non-accrual during the first quarter of 2024. Subsequent to being moved to non-accrual, one of the borrowers sold a piece of collateral to reduce outstanding balances by approximately $5.5 million and the bank recognized approximately $1.1 million in net charge-offs and $3.0 million in principal reductions on the other commercial and industrial credit from the liquidation of collateral at depressed prices.

Non-accrual loans that have been subject to partial charge-offs totaled $1.2 million at September 30, 2024 and $0.1 million at December 31, 2023.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.6 million at September 30, 2024 and $1.8 million at December 31, 2023. As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.37% at September 30, 2024 compared to 0.24% at December 31, 2023 and 0.27% as of September 30, 2023.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and the impact that any such events have on our critical accounting assumptions and estimates made as of September 30, 2024, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Results of Operations:
Interest income	$23,257	$21,164	$68,268	$58,965
Interest expense	8,029	7,180	23,990	16,289
Net interest income	15,228	13,984	44,278	42,676
Provision for credit losses	264	263	2,404	1,201
Other operating income	4,912	4,716	14,487	13,538
Net gains	141	182	282	322
Other operating expense	12,314	12,785	37,559	37,934
Income before taxes	$7,703	$5,834	$19,084	$17,401
Income tax expense	1,932	1,321	4,701	4,099
Net income	$5,771	$4,513	$14,383	$13,302

Per share data:
Basic net income per share	$0.89	$0.67	$2.20	$1.99
Diluted net income per share	$0.89	$0.67	$2.19	$1.98
Adjusted Basic net income (1)	$0.89	$0.67	$2.26	$1.99
Adjusted Diluted net income (1)	$0.89	$0.67	$2.25	$1.98
Dividends declared per share	$0.22	$0.20	$0.62	$0.60
Book value	$26.90	$23.08
Diluted book value	$26.84	$23.03
Tangible book value per share	$25.06	$21.27
Diluted Tangible book value per share	$25.01	$21.22

Closing market value	$29.84	$16.23
Market Range:
High	$30.77	$17.34
Low	$20.40	$13.70

Shares outstanding at period end: Basic	6,468,625	6,715,170
Shares outstanding at period end: Diluted	6,482,648	6,728,482

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.99%	0.93%
Adjusted return on average assets (1)	1.01%	0.93%
Return on average shareholders' equity	11.52%	11.44%
Adjusted return on average shareholders' equity (1)	11.78%	11.44%
Net interest margin (Non-GAAP), includes tax exempt income of $176 and $578	3.34%	3.30%
Net interest margin GAAP	3.32%	3.25%
Efficiency ratio - non-GAAP (1)	62.46%	66.41%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	September 30,	December 31
	2024	2023
Financial Condition at period end:
Assets	$1,916,126	$1,905,860
Earning assets	$1,722,346	$1,725,236
Gross loans	$1,447,883	$1,406,667
Commercial Real Estate	$502,828	$493,703
Acquisition and Development	$92,909	$77,060
Commercial and Industrial	$277,994	$274,604
Residential Mortgage	$519,168	$499,871
Consumer	$54,984	$61,429
Investment securities	$267,214	$311,466
Total deposits	$1,540,395	$1,550,977
Noninterest bearing	$419,437	$427,670
Interest bearing	$1,120,958	$1,123,307
Shareholders' equity	$173,979	$161,873

Capital ratios:

Tier 1 to risk weighted assets	14.61%	14.42%
Common Equity Tier 1 to risk weighted assets	12.66%	12.44%
Tier 1 Leverage	11.88%	11.30%
Total risk based capital	15.83%	15.64%

Asset quality:

Net charge-offs for the quarter	$(109)	$(195)
Nonperforming assets: (Period End)
Nonaccrual loans	$8,073	$3,956
Loans 90 days past due and accruing	538	543

Total nonperforming loans and 90 day past due	$8,611	$4,499

Other real estate owned	$2,860	$4,493
Modified loans	$1,016	$-

Allowance for credit losses to gross loans	1.24%	1.24%
Allowance for credit losses to non-accrual loans	223.09%	441.86%
Allowance for credit losses to non-performing assets	157.00%	194.40%
Non-performing and 90 day past due loans to total loans	0.59%	0.32%
Non-performing loans and 90 day past due loans to total assets	0.45%	0.24%
Non-accrual loans to total loans	0.56%	0.28%
Non-performing assets to total assets	0.60%	0.47%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2024	2024	2023	2023	2023	2023
Results of Operations:
Interest income	$23,257	$23,113	$21,898	$22,191	$21,164	$19,972	$17,829
Interest expense	8,029	7,875	8,086	7,997	7,180	5,798	3,311
Net interest income	15,228	15,238	13,812	14,194	13,984	14,174	14,518
Provision for credit losses	264	1,194	946	419	263	395	543
Other operating income	4,912	4,782	4,793	4,793	4,716	4,483	4,339
Net gains/(losses)	141	59	82	(4,184)	182	86	54
Other operating expense	12,314	12,364	12,881	12,309	12,785	12,511	12,638
Income before taxes	$7,703	$6,521	$4,860	$2,075	$5,834	$5,837	$5,730
Income tax expense	1,932	1,607	1,162	317	1,321	1,423	1,355
Net income	$5,771	$4,914	$3,698	$1,758	$4,513	$4,414	$4,375

Per share data:
Basic net income per share	$0.89	$0.75	$0.56	$0.26	$0.67	$0.66	$0.66
Diluted net income per share	$0.89	$0.75	$0.56	$0.26	$0.67	$0.66	$0.65
Adjusted basic net income (1)	$0.89	$0.75	$0.62	$0.82	$0.67	$0.66	$0.66
Adjusted diluted net income (1)	$0.89	$0.75	$0.62	$0.82	$0.67	$0.66	$0.65
Dividends declared per share	$0.22	$0.22	$0.20	$0.20	$0.20	$0.62	$0.20
Book value	$26.90	$25.39	$24.89	$24.38	$23.08	$23.12	$22.85
Diluted book value	$26.84	$25.34	$24.86	$24.33	$23.03	$23.07	$22.81
Tangible book value per share	$25.06	$23.55	$23.08	$22.56	$21.27	$21.29	$21.01
Diluted Tangible book value per share	$25.01	$23.49	$23.05	$22.51	$21.22	$21.25	$20.96

Closing market value	$29.84	$20.42	$22.91	$23.51	$16.23	$14.26	$16.89
Market Range:
High	$30.77	$22.88	$23.85	$23.51	$17.34	$17.01	$20.41
Low	$20.40	$19.40	$21.21	$16.12	$13.70	$12.56	$16.75

Shares outstanding at period end: Basic	6,468,625	6,465,601	6,648,645	6,639,888	6,715,170	6,711,422	6,688,710
Shares outstanding at period end: Diluted	6,482,648	6,479,624	6,657,239	6,653,200	6,728,482	6,724,734	6,703,252

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.99%	0.89%	0.76%	0.78%	0.93%	0.95%	0.94%
Adjusted return on average assets (1)	1.01%	0.98%	0.85%	0.94%	0.93%	0.95%	0.94%
Return on average shareholders' equity	11.52%	10.48%	9.07%	9.68%	11.44%	11.43%	11.87%
Adjusted return on average shareholders' equity (1)	11.78%	11.52%	10.11%	11.87%	11.44%	11.43%	11.87%
Net interest margin (Non-GAAP), includes tax exempt income of $176 and $578	3.34%	3.31%	3.12%	3.26%	3.30%	3.39%	3.53%
Net interest margin GAAP	3.32%	3.29%	3.10%	3.22%	3.25%	3.34%	3.48%
Efficiency ratio - non-GAAP (1)	62.46%	63.48%	65.71%	65.12%	66.41%	66.00%	67.02%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2024	2024	2023	2023	2023	2023
Financial Condition at period end:
Assets	$1,916,126	$1,868,599	$1,912,953	$1,905,860	$1,928,201	$1,928,393	$1,937,442
Earning assets	$1,722,346	$1,695,425	$1,695,962	$1,725,236	$1,717,244	$1,707,522	$1,652,688
Gross loans	$1,447,883	$1,422,975	$1,412,327	$1,406,667	$1,380,019	$1,350,038	$1,289,080
Commercial Real Estate	$502,828	$506,273	$492,819	$493,703	$491,284	$483,485	$453,356
Acquisition and Development	$92,909	$88,215	$83,424	$77,060	$79,796	$79,003	$76,980
Commercial and Industrial	$277,994	$260,168	$274,722	$274,604	$254,650	$249,683	$241,959
Residential Mortgage	$519,168	$511,354	$501,990	$499,871	$491,686	$475,540	$456,198
Consumer	$54,984	$56,965	$59,372	$61,429	$62,603	$62,327	$60,587
Investment securities	$267,214	$267,151	$278,716	$311,466	$330,053	$350,844	$357,061
Total deposits	$1,540,395	$1,537,071	$1,563,453	$1,550,977	$1,575,069	$1,579,959	$1,591,285
Noninterest bearing	$419,437	$423,970	$422,759	$427,670	$429,691	$466,628	$468,554
Interest bearing	$1,120,958	$1,113,101	$1,140,694	$1,123,307	$1,145,378	$1,113,331	$1,122,731
Shareholders' equity	$173,979	$164,177	$165,481	$161,873	$154,990	$155,156	$152,868

Capital ratios:

Tier 1 to risk weighted assets	14.61%	14.51%	14.58%	14.42%	14.60%	14.40%	14.90%
Common Equity Tier 1 to risk weighted assets	12.66%	12.54%	12.60%	12.44%	12.60%	12.40%	12.82%
Tier 1 Leverage	11.88%	11.69%	11.48%	11.30%	11.25%	11.25%	11.47%
Total risk based capital	15.83%	15.75%	15.83%	15.64%	15.81%	15.60%	16.15%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(109)	$(1,309)	$(459)	$(195)	$(83)	$(398)	$(245)
Nonperforming assets: (Period End)
Nonaccrual loans	$8,073	$9,438	$16,007	$3,956	$3,479	$2,972	$3,258
Loans 90 days past due and accruing	538	526	120	543	145	160	87

Total nonperforming loans and 90 day past due	$8,611	$9,964	$16,127	$4,499	$3,624	$3,132	$3,345

Other real estate owned	$2,860	$2,978	$4,402	$4,493	$4,878	$4,482	$4,598
Modified loans	$1,016	$893	$-	$-	$-	$-	$-

Allowance for credit losses to gross loans	1.24%	1.26%	1.27%	1.24%	1.24%	1.25%	1.31%
Allowance for credit losses to non-accrual loans	223.09%	189.90%	112.34%	441.86%	492.84%	568.81%	517.83%
Allowance for credit losses to non-performing assets	157.00%	138.49%	87.59%	194.40%	473.12%	539.79%	212.40%
Non-performing and 90 day past due loans to total loans	0.59%	0.70%	1.14%	0.32%	0.26%	0.23%	0.26%
Non-performing loans and 90 day past due loans to total assets	0.45%	0.53%	0.84%	0.24%	0.19%	0.16%	0.17%
Non-accrual loans to total loans	0.56%	0.66%	1.13%	0.28%	0.25%	0.22%	0.25%
Non-performing assets to total assets	0.60%	0.69%	1.07%	0.47%	0.44%	0.39%	0.41%

(Dollars in thousands - Unaudited)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Cash and due from banks	$61,140	$43,635	$85,578	$48,343
Interest bearing deposits in banks	1,252	1,457	1,354	1,410
Cash and cash equivalents	62,392	45,092	86,932	49,753
Investment securities – available for sale (at fair value)	93,160	92,954	95,580	97,169
Investment securities – held to maturity (at cost)	174,054	174,197	183,136	214,297
Restricted investment in bank stock, at cost	5,765	3,395	3,390	5,250
Loans held for sale	232	447	175	443
Loans	1,447,883	1,422,975	1,412,327	1,406,667
Unearned fees	(333)	(306)	(314)	(340)
Allowance for credit losses	(18,010)	(17,923)	(17,982)	(17,480)
Net loans	1,429,540	1,404,746	1,394,031	1,388,847
Premises and equipment, net	30,704	29,688	30,268	31,459
Goodwill and other intangible assets	11,856	11,938	12,021	12,103
Bank owned life insurance	48,608	48,267	47,933	47,607
Deferred tax assets	9,357	11,214	10,736	11,948
Other real estate owned, net	2,860	2,978	4,402	4,493
Operating lease asset	1,163	1,230	1,299	1,367
Accrued interest receivable and other assets	46,435	42,453	43,050	41,124
Total Assets	$1,916,126	$1,868,599	$1,912,953	$1,905,860
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$419,437	$423,970	$422,759	$427,670
Interest bearing deposits	1,120,958	1,113,101	1,140,694	1,123,307
Total deposits	1,540,395	1,537,071	1,563,453	1,550,977
Short-term borrowings	50,206	62,564	79,494	45,418
Long-term borrowings	120,929	70,929	70,929	110,929
Operating lease liability	1,343	1,412	1,484	1,556
Allowance for credit loss on off balance sheet exposures	856	801	858	873
Accrued interest payable and other liabilities	26,994	30,352	29,925	32,904
Dividends payable	1,424	1,293	1,329	1,330
Total Liabilities	1,742,147	1,704,422	$1,747,472	1,743,987
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,4668,625 shares at September 30, 2024 and 6,639,888 at December 31, 2023	65	65	66	66
Surplus	20,288	20,280	23,865	23,734
Retained earnings	184,239	179,892	176,272	173,900
Accumulated other comprehensive loss	(30,613)	(36,060)	(34,722)	(35,827)
Total Shareholders’ Equity	173,979	164,177	165,481	161,873
Total Liabilities and Shareholders’ Equity	$1,916,126	$1,868,599	$1,912,953	$1,905,860

	2024			2023

	Q3	Q2	Q1	Q4	Q3	Q2	Q1

In thousands	(Unaudited)
Interest income
Interest and fees on loans	$21,018	$20,221	$19,218	$19,290	$18,055	$16,780	$15,444
Interest on investment securities
Taxable	1,647	1,697	1,744	1,834	1,792	1,779	1,768
Exempt from federal income tax	56	53	53	53	123	268	270
Total investment income	1,703	1,750	1,797	1,887	1,915	2,047	2,038
Other	536	1,142	883	1,014	1,194	1,145	347
Total interest income	23,257	23,113	21,898	22,191	21,164	19,972	17,829
Interest expense
Interest on deposits	6,579	6,398	6,266	6,498	5,672	4,350	2,678
Interest on short-term borrowings	467	509	461	54	33	29	31
Interest on long-term borrowings	983	968	1,359	1,445	1,475	1,419	602
Total interest expense	8,029	7,875	8,086	7,997	7,180	5,798	3,311
Net interest income	15,228	15,238	13,812	14,194	13,984	14,174	14,518
Credit loss expense/(credit)
Loans	195	1,251	961	530	322	434	414
Debt securities held to maturity	14	—	—	—	45	—	—
Off balance sheet credit exposures	55	(57)	(15)	(111)	(104)	(39)	129
Provision for credit losses	264	1,194	946	419	263	395	543
Net interest income after provision for credit losses	14,964	14,044	12,866	13,775	13,721	13,779	13,975
Other operating income
Net losses on investments, available for sale	—	—	—	1	—	—	—
Gains on sale of residential mortgage loans	141	59	82	59	182	86	54
Losses on disposal of fixed assets	—	—	—	(29)	—	—	—
Net gains/(losses)	141	59	82	31	182	86	54
Other Income
Service charges on deposit accounts	555	556	556	567	569	546	516
Other service charges	236	225	215	223	230	244	232
Trust department	2,328	2,255	2,188	2,148	2,139	2,025	1,970
Debit card income	1,000	999	932	1,120	995	1,031	955
Bank owned life insurance	340	334	326	325	320	311	305
Brokerage commissions	297	362	495	360	245	258	297
Other	156	51	81	50	218	68	64
Total other income	4,912	4,782	4,793	4,793	4,716	4,483	4,339
Total other operating income	5,053	4,841	4,875	4,824	4,898	4,569	4,393
Other operating expenses
Salaries and employee benefits	7,160	7,256	7,157	6,390	6,964	6,870	7,296
FDIC premiums	256	285	269	268	254	277	193
Equipment	627	635	923	912	718	747	780
Occupancy	709	652	954	1,169	745	742	785
Data processing	1,333	1,422	1,318	1,384	1,388	1,306	1,306
Marketing	151	184	134	311	242	160	120
Professional services	477	449	486	631	488	520	494
Contract labor	149	84	183	170	155	157	134
Telephone	97	103	109	125	115	116	110
Other real estate owned	124	14	86	(370)	139	18	124
Investor relations	84	91	53	65	74	123	83
Contributions	65	66	50	12	74	79	64
Other	1,082	1,123	1,159	1,242	1,429	1,396	1,149
Total other operating expenses	12,314	12,364	12,881	12,309	12,785	12,511	12,638
Income before income tax expense	7,703	6,521	4,860	6,290	5,834	5,837	5,730
Provision for income tax expense	1,932	1,607	1,162	317	1,321	1,423	1,355
Net Income	$5,771	$4,914	$3,698	$5,973	$4,513	$4,414	$4,375
Basic net income per common share	$0.89	$0.75	$0.56	$0.26	$0.67	$0.66	$0.66
Diluted net income per common share	$0.89	$0.75	$0.56	$0.26	$0.67	$0.66	$0.65
Weighted average number of basic shares outstanding	6,468	6,527	6,642	6,649	6,714	6,704	6,675
Weighted average number of diluted shares outstanding	6,482	6,537	6,655	6,663	6,728	6,718	6,697
Dividends declared per common share	$0.22	$0.20	$0.20	$0.20	$0.20	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude accelerated depreciation expenses related to the branch closures.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
(in thousands, except for per share amount)
Net income - as reported	$5,771	$4,513	$14,383	$13,302
Adjustments:
Accelerated depreciation expenses	—	—	562	—
Income tax effect of adjustments	—	—	(137)	—
Adjusted net income (non-GAAP)	$5,771	$4,513	$14,808	$13,302

Diluted earnings per share - as reported	$0.89	$0.67	$2.19	$1.99
Adjustments:
Accelerated depreciation expenses	—	—	0.08	—
Income tax effect of adjustments	—	—	(0.02)	—
Adjusted basic and diluted earnings per share (non-GAAP)	$0.89	$0.67	$2.25	$1.99

	As of or for the three months ended		As of or for the nine months ended
	September 30,		Septmber 30,
(in thousands, except per share data)	2024	2023	2024	2023
Per Share Data
Basic net income per share (1) - as reported	$0.89	$0.67	$2.20	$1.99
Basic net income per share (1) - non-GAAP	0.89	0.67	2.26	1.99
Diluted net income per share (1) - as reported	$0.89	$0.67	$2.19	$1.98
Diluted net income per share (1) - non-GAAP	0.89	0.67	2.25	1.98
Basic book value per share	$26.90	$23.08
Diluted book value per share	$26.84	$23.03

Significant Ratios:

	As of or for the nine months ended
	September 30,
Return on Average Assets (1) - as reported	0.99%	0.93%
Accelerated depreciation expenses	0.03%	—
Income tax effect of adjustments	-0.01%	—
Adjusted Return on Average Assets (1) (non-GAAP)	1.01%	0.93%

Return on Average Equity (1) - as reported	11.52%	11.44%
Accelerated depreciation expenses	0.34%	—
Income tax effect of adjustments	(0.08%)	—
Adjusted Return on Average Equity (1) (non-GAAP)	11.78%	11.44%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	September 30
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,433,508	$21,035	5.84%	$1,363,821	$18,071	5.26%
Investment Securities:
Taxable	276,343	1,646	2.37%	333,468	1,792	2.13%
Non taxable	7,795	100	5.10%	13,826	219	6.28%
Total	284,138	1,746	2.44%	347,294	2,011	2.30%
Federal funds sold	33,372	451	5.38%	75,404	1,093	5.75%
Interest-bearing deposits with other banks	2,179	26	4.75%	1,812	25	5.47%
Other interest earning assets	3,987	59	5.89%	4,771	76	6.32%
Total earning assets	1,757,184	23,317	5.28%	1,793,102	21,276	4.71%
Allowance for credit losses	(18,197)			(17,110)
Non-earning assets	173,875			178,115
Total Assets	$1,912,862			$1,954,107
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$370,040	$1,604	1.72%	$368,409	$1,354	1.46%
Interest-bearing money markets - retail	422,393	3,793	3.57%	325,810	2,430	2.96%
Interest-bearing money markets - brokered	1	—	0.10%	—	—	—%
Savings deposits	176,799	44	0.10%	209,070	54	0.10%
Time deposits - retail	141,354	1,021	2.87%	154,503	918	2.36%
Time deposits - brokered	8,641	117	5.39%	68,850	916	5.28%
Short-term borrowings	57,553	467	3.23%	49,190	33	0.27%
Long-term borrowings	73,864	983	5.29%	110,929	1,475	5.28%
Total interest-bearing liabilities	1,250,645	8,029	2.55%	1,286,761	7,180	2.21%
Non-interest-bearing deposits	459,309			478,673
Other liabilities	32,155			32,327
Shareholders’ Equity	170,753			156,346
Total Liabilities and Shareholders’ Equity	$1,912,862			$1,954,107
Net interest income and spread		$15,288	2.73%		$14,096	2.50%
Net interest margin			3.46%			3.12%

	Nine Months Ended
	September 30,
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,418,964	$60,506	5.70%	$1,320,674	$50,323	5.09%
Investment Securities:
Taxable	288,977	5,087	2.35%	337,014	5,339	2.12%
Non taxable	7,800	289	4.95%	21,963	1,183	7.20%
Total	296,777	5,376	2.42%	358,977	6,522	2.43%
Federal funds sold	54,624	2,246	5.49%	66,708	2,502	5.01%
Interest-bearing deposits with other banks	1,628	75	6.15%	2,827	70	3.31%
Other interest earning assets	4,161	240	7.70%	3,643	114	4.18%
Total earning assets	1,776,154	68,443	5.15%	1,752,829	59,531	4.54%
Allowance for loan losses	(18,020)			(16,311)
Non-earning assets	185,660			174,411
Total Assets	$1,943,794			$1,910,929
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$362,102	4,541	1.68%	$358,883	$3,375	1.26%
Interest-bearing money markets - retail	402,314	10,567	3.51%	324,583	5,537	2.28%
Interest-bearing money markets - brokered	37	1	3.61%	—	—	—%
Savings deposits	183,096	138	0.10%	227,179	189	0.11%
Time deposits - retail	148,458	3,155	2.84%	134,732	1,750	1.74%
Time deposits - brokered	20,967	841	5.36%	46,918	1,849	5.27%
Short-term borrowings	70,755	1,437	2.71%	51,780	93	0.24%
Long-term borrowings	82,571	3,310	5.35%	89,394	3,496	5.23%
Total interest-bearing liabilities	1,270,300	23,990	2.52%	1,233,469	16,289	1.77%
Non-interest-bearing deposits	473,610			490,891
Other liabilities	33,134			31,108
Shareholders’ Equity	166,750			155,461
Total Liabilities and Shareholders’ Equity	$1,943,794			$1,910,929
Net interest income and spread		$44,453	2.63%		$43,242	2.77%
Net interest margin			3.34%			3.30%